As filed with the Securities and Exchange Commission on May 20, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Check-Cap Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	3844	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 3009000, Israel
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 +1 212 547 5400	Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch Street Tel Aviv, 6473104, Israel +972 3 6944111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value NIS 2.40 per share, underlying Warrants to Purchase Ordinary Share	20,508,337	$0.544	$11,156,535.33	$1,448.12

Total	20,508,337	$0.544	$11,156,535.33	$1,448.12

(1)
This registration statement also includes an indeterminate number of shares that may become offered, issuable or sold to prevent dilution resulting from share splits, share dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ordinary shares on the Nasdaq Capital Market on May 15, 2020.

(3)
Consists of (i) 6,666,669 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on April 22, 2020, or the April 2020 Private Placement, (ii) 466,667 ordinary shares issuable upon the exercise of placement agent warrants issued in the April 2020 Private Placement, (iii) 7,500,001 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on May 4, 2020, or the First May 2020 Private Placement, (iv) 525,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the First May 2020 Private Placement, (v) 5,000,000 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on May 13, 2020, or the Second May 2020 Private Placement, and (vi) 350,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the Second May 2020 Private Placement.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 20, 2020

20,508,337 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 20,508,337 ordinary shares, par value NIS 2.40 per share of Check-Cap Ltd., consisting of (1) 6,666,669 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on April 22, 2020, or the April 2020 Private Placement, (ii) 466,667 ordinary shares issuable upon the exercise of placement agent warrants issued in the April 2020 Private Placement, (iii) 7,500,001 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on May 4, 2020, or the First May 2020 Private Placement, (iv) 525,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the First May 2020 Private Placement, (v) 5,000,000 ordinary shares issuable upon the exercise of warrants originally issued in a private placement on May 13, 2020, or the Second May 2020 Private Placement, and (vi) 350,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the Second May 2020 Private Placement.

The selling shareholders are identified in the table commencing on page 10. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.” The last reported sale price of our ordinary shares on May 19, 2020 was $0.608 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May           , 2020.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used or incorporated by reference in this prospectus from market research, publicly available information and industry publications.  While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them

In this prospectus, unless the context otherwise requires:

●	references to the “Company,” “we,” “our” and “Check-Cap Ltd.” refer to Check-Cap Ltd., an Israeli company, together with Check-Cap US, Inc., its U.S. subsidiary;

●	references to the “Companies Law” or “Israeli Companies Law” are to the Israeli Companies Law, 5759-1999, as amended;

●	references to “dollars,” “U.S. dollars” and “$” are to United States Dollars;

●	references to “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s Ordinary Shares, NIS 2.40 nominal (par) value per share;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

We effected a 1-for-12 reverse share split of our ordinary shares on April 4, 2018. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as share prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus.  You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision.  Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties.  See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a clinical stage medical diagnostics company aiming to redefine colorectal cancer, or CRC, prevention through the introduction of C-Scan®, the first and only patient-friendly preparation-free test designed to detect polyps  before they transform into cancer. The disruptive capsule-based screening technology aims to increase screening adherence worldwide and enable millions of people to stay healthy. The system utilizes ultra-low-dose X-rays to scan the inner lining of the colon for precancerous polyps and other structural abnormalities. CRC is the third most commonly diagnosed cancer, with more than 1.8 million new cases identified every year globally. Nearly 881,000 deaths occur annually worldwide as a result of CRC.  While approximately 0.5% of the average-risk screening population presents cancerous polyps in the colon and rectum at a given time, approximately 25% of the same population presents benign polyps that could potentially turn into cancer over time. It can take up to 10 years before a pre-cancerous polyp develops into invasive cancer. As such, there is a crucial detection window for the prevention of colorectal cancer, through the detection of these benign polyps. While routine screening is recommended by The American Cancer Society for healthy people aged 45 years and older, screening adherence remains low. About 1 in 3 adults among the targeted screening population avoids having a colonoscopy in the U.S., and adherence in other regions of the world such as Europe and Asia are even lower. Unlike other screening modalities that are designed for direct visualization and imaging of the internal colon, such as optical colonoscopy and other capsule-based technologies, C-Scan is designed to function without any laxative preparation, and to transit the gastrointestinal tract by natural motility while the patient continues his or her daily routine. Furthermore, the C-Scan system does not require fasting prior to or during capsule transit. C-Scan is comprised of three main components: (1) C-Scan Cap, a ingestible X-ray scanning capsule; (2) C-Scan Track, three miniaturized patches worn on the patient’s back for integrated positioning, control and data recording; and (3) C-Scan View, a proprietary software to process and represent 2D and 3D maps of the inner surface of the colon.  We believe that this solution has the potential to become an alternative for both physicians and patients and, to increase the number of people completing CRC screening.

Since our formation, we have not generated any revenue. We do not anticipate generating any significant revenue for the foreseeable future and we do not yet have any specific launch dates for our product. We incurred net losses of $13.8 million in 2019, $10.6 million in 2018 and $9.8 million in 2017.  As of December 31, 2019, we had an accumulated deficit of $77.1 million and a total shareholders’ equity of $6.2 million.

Public health epidemics or outbreaks could adversely impact our business. In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to Israel and the United States, and infections have been reported globally. Many countries around the world, including in Israel, have significant governmental measures implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. As a consequence, we have experienced temporary disruptions to our operations and we have temporarily suspended our clinical studies. In accordance with the directive of the Israel Ministry of Health, the majority of our employees have been working remotely while a select few continue to work from our headquarters Also, we have temporarily suspended interactions between hospitals and healthcare professionals and its employees and clinical trial patients. In addition, to manage this crisis, we implemented several cost reduction measures, including a 15% reduction in salaries for all employees and management and the fees of the members of our board of directors and lowered monthly expenditures by placing a number of operational employees on unpaid leave. As a result of lowering infection rates in Israel, the lifting of many of the government restrictions to control the spread of the virus and our recent registered direct offerings, we have begun to resume normal operations and are in the process of restoring salaries to their pre-crisis levels.  It is still too early to assess the full impact of the coronavirus outbreak, but coronavirus is affecting our ability to initiate our planned pivotal study and commence pilot sales in Israel and Europe in our original timeframe.  The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, the  impact on the global economy, the impact of a second wave of COVID-19 that may occur in the fall or winter, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally, could materially adversely impact our operations and workforce, including our research and clinical trials and our ability to raise capital, could affect the operations of key governmental agencies, such as the FDA, which may delay our development plans, and could result in the inability of our suppliers to deliver components or raw materials on a timely basis or at all, each of which in turn could have a material adverse impact on our business, financial condition and results of operation.

Corporate Information

We are incorporated in Israel.  Our principal executive offices at located at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel.  Our telephone number is +972-4-8303400 and our website is located at www.check-cap.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this prospectus).  Our U.S. agent in connection with this offering is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

April  2020 Financing

On April 22, 2020, we sold to certain institutional investors an aggregate of 6,666,669 ordinary shares in a registered direct offering at a purchase price of $0.60 per share, resulting in gross proceeds of approximately $4,000,000. In addition, we issued to the investors unregistered warrants to purchase up to an aggregate of 6,666,669 ordinary shares in a concurrent private placement. The warrants are immediately exercisable and will expire five and one-half years from the issuance date at an exercise price of $0.80 per ordinary share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the ordinary shares underlying the warrants. We paid an aggregate of $280,000 in placement agent fees, a management fee equal to 1.0% of the gross proceeds raised in the offering, a non-accountable expense allowance of $65,000 and clearing expenses of $12,900. We also issued unregistered placement agent warrants to purchase up to an aggregate of 466,667 ordinary shares on the same terms as the warrants issued to the investors in the private placement, except they have a term of five years and an exercise price of $0.75 per share.

In connection with the April  2020 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 7,133,336 ordinary shares issuable upon exercise of these warrants.

First May 2020 Financing

On May 4, 2020, we sold to certain institutional investors an aggregate of 7,500,001 ordinary shares in a registered direct offering at a purchase price of $0.60 per share, resulting in gross proceeds of approximately $4,500,000. In addition, we issued to the investors unregistered warrants to purchase up to an aggregate of 7,500,001 ordinary shares in a concurrent private placement. The warrants are immediately exercisable and will expire five and one-half years from the issuance date at an exercise price of $0.80 per ordinary share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the ordinary shares underlying the warrants. We paid an aggregate of $315,000 in placement agent fees, a management fee equal to 1.0% of the gross proceeds raised in the offering, a non-accountable expense allowance of $65,000 and clearing expenses of $12,900. We also issued unregistered placement agent warrants to purchase up to an aggregate of 525,000 ordinary shares on the same terms as the warrants issued to the investors in the private placement, except they have a term of five years and an exercise price of $0.75 per share.

In connection with the First May 2020 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 8,025,001 ordinary shares issuable upon exercise of these warrants.

Second May 2020 Financing

On May 13, 2020, we sold to certain institutional investors an aggregate of 5,000,000 ordinary shares in a registered direct offering at a purchase price of $0.60 per share, resulting in gross proceeds of $3,000,000. In addition, we issued to the investors unregistered warrants to purchase up to an aggregate of 5,000,000 ordinary shares in a concurrent private placement. The warrants are immediately exercisable and will expire five and one-half years from the issuance date at an exercise price of $0.80 per ordinary share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the ordinary shares underlying the warrants. We paid an aggregate of $210,000 in placement agent fees, a management fee equal to 1.0% of the gross proceeds raised in the offering, a non-accountable expense allowance of $32,500 and clearing expenses of $12,900. We also issued unregistered placement agent warrants to purchase up to an aggregate of 350,000 ordinary shares on the same terms as the warrants issued to the investors in the private placement, except they have a term of five years and an exercise price of $0.75 per share.

In connection with the Second May  2020 financing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 5,350,000 ordinary shares issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares that may be issuable upon exercise of investor warrants and placement agent warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

Offered Shares
Up to an aggregate of up to 20,508,337 ordinary shares, par value NIS 2.40 per share of Check-Cap Ltd., consisting of (i) 6,666,669 ordinary shares issuable upon the exercise of warrants originally issued in the April 2020 Private Placement, (ii) 466,667 ordinary shares issuable upon the exercise of placement agent warrants issued in the April 2020 Private Placement, (iii) 7,500,001 ordinary shares issuable upon the exercise of warrants originally issued in the First May 2020 Private Placement, (iv) 525,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the First May 2020 Private Placement, (v) 5,000,000 ordinary shares issuable upon the exercise of warrants originally issued in the Second May 2020 Private Placement, and (vi) 350,000 ordinary shares issuable upon the exercise of placement agent warrants issued in the Second May 2020 Private Placement. The selling shareholders are identified in the table commencing on page 10.

Ordinary Shares Outstanding at May 20, 2020	30,171,012 ordinary shares.

Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of investor warrants and placement agent warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.”

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 30,171,012 ordinary shares outstanding as of May 20, 2020, and excludes:

●	26,327,751 ordinary shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.82 per ordinary share;

●	531,301 ordinary shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $9.48 per ordinary share, granted under our option and equity incentive plans;

●	88,274 restricted stock units issued to employees, consultants and directors; and
●	360,710 ordinary shares that are available for future option grants under our 2015 Equity Incentive Plan and 2015 U.S. Sub-Plan to the 2015 Equity Incentive Plan, or the 2015 Plan.
Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 20,508,337 ordinary issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that may be deemed to be “forward-looking statements” within the meaning of the federal securities laws.  These statements relate to anticipated future events, future results of operations and/or future financial performance.  In some cases, you can identify forward-looking statements by their use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “target”, “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar terms.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including, without limitation, the risks identified above in “Risk Factors” and those contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, or the 2019 Annual Report.  The forward-looking statements in this prospectus and the documents incorporated herein by reference include, without limitation, statements relating to:

●	our history of losses and our ability to continue as a going concern;
●	our needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	the impact of the recent outbreak of coronavirus;

●	the initiation, timing, progress and results of our clinical trials and other product development efforts;
●	our reliance on one product or product line;
●	the clinical development, commercialization and market acceptance of C-Scan;
●	our ability to receive de novo classification and other regulatory approvals for C-Scan;
●	our ability to successfully complete clinical trials;
●	our reliance on single-source suppliers;
●	our reliance on third parties, such as for purposes of our clinical trials and clinical development and the manufacturing, marketing and distribution of our C-Scan system;
●	our ability to establish and maintain strategic partnerships and other corporate collaborations;
●	our ability to achieve reimbursement and coverage from government and private third-party payors;
●	the implementation of our business model and strategic plans for our business;
●
the scope of protection we are able to establish and maintain for intellectual property rights covering C-Scan and our ability to operate our business without infringing the intellectual property rights of others;

●	competitive companies, technologies and our industry; and
●	statements as to the impact of the political and security situation in Israel on our business.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

You should not unduly rely on any forward-looking statements.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants to the extent that these warrants are exercised for cash by the selling shareholders. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $16.3 million. We intend to use the net proceeds of such warrant exercise, if any, to advance the ongoing clinical development of C-Scan®, including preparations for our U.S. pivotal study, and for general corporate purposes. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2019; and

●
on an adjusted basis, giving effect to (i) the sale of 2,720,178 ordinary shares at the offering price of $1.75 per share in a private placement that closed in February 2020,  (ii) the sale of 6,666,669 ordinary shares at the offering price of $0.60 per ordinary share in the April 2020 Financing,, (iii) the sale of 7,500,001 ordinary shares at the offering price of $0.60 per ordinary share in the First May 2020 Financing, and (iv) the sale of 5,000,000 ordinary shares at the offering price of $0.60 per ordinary share in the Second May 2020 Financing.

The following depiction of our capitalization on an adjusted basis as of December 31, 2019 reflects the net proceeds from the private placement that closed in February 2020 and the registered direct offerings that closed on each of April 22, 2020, May 4, 2020 and May 13, 2020, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to December 31, 2019. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

		As of December 31, 2019
	(Actual)	(Adjusted)
	(U.S.$ in thousands)

Shareholders’ equity:
Ordinary Share capital, 90,000,000 shares authorized and 8,272,908 shares issued, actual; 30,159,756 shares issued, as adjusted	5,407	20,327
Additional Paid in Capital	77,964	77,876
Accumulated deficit	(77,137)	(77,137)
Total shareholders’ equity	6,234	21,066

Total capitalization	6,234	21,066

The number of issued and outstanding shares as of December 31, 2019 in the table excludes:

●	6,012,594 ordinary shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $12.39 per ordinary share;

●	547,322 ordinary shares issuable upon the exercise of outstanding options, with a weighted average exercise price of $10.24 per ordinary share, granted under our option and equity incentive plans;

●	99,530 restricted stock units issued to employees, consultants and directors;

●	344,688 ordinary shares that are available for future option grants under the 2015 Plan;

●	6,666,669 ordinary shares issuable upon exercise of the unregistered warrants issued to certain investors in the April 2020 Private Placement, at an exercise price of $0.80 per share;

●
466,667 ordinary shares issuable upon exercise of the placement agent warrants issued to the placement agent as compensation in connection with the April 2020 Private Placement, at an exercise price of $0.75 per share;

●	7,500,001 ordinary shares issuable upon exercise of the unregistered warrants issued to certain investors in the First May 2020 Private Placement, at an exercise price of $0.80 per share;
●
525,000 ordinary shares issuable upon exercise of the placement agent warrants issued to the placement agent as compensation in connection with the First May 2020 Private Placement, at an exercise price of $0.75 per share;

●	5,000,000 ordinary shares issuable upon exercise of the unregistered warrants issued to certain investors in the Second May 2020 Private Placement, at an exercise price of $0.80 per share; and

●
350,000 ordinary shares issuable upon exercise of the placement agent warrants issued to the placement agent as compensation in connection with the Second May 2020 Private Placement, at an exercise price of $0.75 per share.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those ordinary shares issuable upon exercise of warrants previously issued in connection with our private placements that closed on April 22, 2020, May 4, 2020 and May 13, 2020. For additional information regarding the issuance of those warrants to purchase ordinary shares, see “Prospectus Summary – April  2020 Financing,” “Prospectus Summary – First May 2020 Financing,” and “Prospectus Summary – Second May 2020 Financing” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in each of the June 2017, November 2017, February 2019, April 2020, the First May 2020 and the Second May 2020 private placements, and as our underwriter in connection with our underwritten offering in May 2018, except for the ownership of the warrants and placement agent warrants issued, and the ordinary shares issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of ordinary shares and investor warrants or placement agent warrants to purchase ordinary shares, as of May 20, 2020, assuming exercise of the investor warrants or placement agent warrants held by each selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the investor warrants and placement agent warrants issued in the April, 2020 Private Placement, the First May 2020 Private Placement and the Second May 2020 Private Placement, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares or investor warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Armistice Capital Master Fund, Ltd. (1)	7,352,273	(2)	6,500,000	(3)	852,273	(4)	2.7%
Sabby Volatility Warrant Master Fund, Ltd. (5)	1,000,000	(6)	1,000,000	(6)	-		-
Hudson Bay Master Fund Ltd. (7)	1,317,830	(8)	833,334	(9)	484,496	(10)	1.6%
Bigger Capital Fund, LP (11)	1,666,667	(12)	1,666,667	(12)	-		-
District 2 Capital Fund LP (13)	833,334	(14)	833,334	(14)	-		-
Intracoastal Capital, LLC (15)	2,809,194	(16)	2,083,334	(17)	725,860	(18)	2.3%
KBB Asset Management, LLC (19)	833,334	(20)	833,334	(20)	-		-
Anson Investments Master Fund LP (21)	4,650,863	(22)	4,166,667	(23)	484,196	(24)	1.6%
CVI Investments, Inc. (25)	1,413,727	(26)	1,250,000	(27)	163,727	(28)	*
Michael Vasinkevich (29)	997,675	(30)	860,344	(31)	137,331	(32)	*
Noam Rubinstein (29)	491,465	(33)	422,625	(34)	68,840	(35)	*
Craig Schwabe (29)	45,281	(36)	45,281	(36)	-		-
Charles Worthman (29)	15,546	(37)	13,417	(38)	2,129	(39)	*

*  Denotes less than 1%

(1)
Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven J. Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the ordinary shares held by Armistice. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.

(2)
Represents (i) 852,273 ordinary shares issuable upon exercise of previously issued warrants, (ii) 1,500,000 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement, (iii) 2,500,000 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement, and (iv) 2,500,000 ordinary shares issuable upon exercise of warrants issued in our Second May 2020 Private Placement.

(3)
Represents (i) 1,500,000 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement, (ii) 2,500,000 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement, and (iii) 2,500,000 ordinary shares issuable upon exercise of warrants issued in our Second May 2020 Private Placement.

(4)	Represents 852,273 ordinary shares issuable upon exercise of previously issued warrants.

(5)
Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(6)	Represents 1,000,000 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement.

(7)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership over these securities.

(8)
Represents (i) 484,496 ordinary shares issuable upon exercise of warrants issued in our February 2019 private placement and (ii) 833,334 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement.

(9)	Represents 833,334 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement.

(10)	Represents 484,496 ordinary shares issuable upon exercise of warrants issued in our February 2019 private placement.

(11)
Michael Bigger has the power to vote or dispose of the shares owned by Bigger Capital Fund, LP. The investor’s address is 175 W Carver, Huntington, NY, 11743. Michael Bigger disclaims beneficial ownership over these securities.

(12)
Represents (i) 416,667 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement, (ii) 416,667 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement, and (iii) 833,333 ordinary shares issuable upon exercise of warrants issued in our Second May 2020 Private Placement.

(13)
Michael Bigger has the power to vote or dispose of the shares owned by District 2 Capital Fund LP. The investor’s address is 175 W Carver, Huntington, New York 11743. Michael Bigger disclaims beneficial ownership over these securities.

(14)
Represents (i) 416,667 ordinary shares issuable upon exercise of warrants issued in our April 2020 Private Placement and (ii) 416,667 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement.

(15)
Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital, LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

(16)
Represents (i) 725,860 ordinary shares issuable upon exercise of previously issued warrants, (ii) 833,334 ordinary shares issuable upon exercise of warrants issued in connection with our April 2020 Private Placement, and (iii) 1,250,000 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement.

(17)
Represents (i) 833,334 ordinary shares issuable upon exercise of warrants issued in connection with our April 2020 Private Placement, and (ii) 1,250,000 ordinary shares issuable upon exercise of warrants issued in our First May 2020 Private Placement.

(18)	Represents 725,860 ordinary shares issuable upon exercise of previously issued warrants.

(19)
Steve Segal has the power to vote or dispose of the shares owned by KBB Asset Management, LLC. The investor’s address is 29 Maple Street, Essex Junction, Vermont 05452. Steve Segal disclaims beneficial ownership over these securities.

(20)	Represents 833,334 ordinary shares issuable upon exercise of warrants issued in connection with our April 2020 Private Placement.

(21)
Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(22)
Represents (i) 484,196 ordinary shares issuable upon exercise of warrants issued in connection with our February 2019 private placement, (ii) 833,333 ordinary shares issuable upon exercise of warrants issued in connection with our April 2020 Private Placement, (iii) 1,666,667 ordinary shares issuable upon exercise of warrants issued in connection with our First May 2020 Private Placement, and (iv) 1,666,667 ordinary shares issuable upon exercise of warrants issued in our Second May 2020 Private Placement.

(23)
Represents (i) 833,333 ordinary shares issuable upon exercise of warrants issued in connection with our April 2020 Private Placement, (ii) 1,666,667 ordinary shares issuable upon exercise of warrants issued in connection with our First May 2020 Private Placement, and (iii) 1,666,667 ordinary shares issuable upon exercise of warrants issued in our Second May 2020 Private Placement.

(24)	Represents 484,196 ordinary shares issuable upon exercise of warrants issued in connection with our February 2019 private placement.

(25)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus contained in the registration statement of common shares purchased by CVI.

(26)
Represents (i) 27,363 ordinary shares, (ii) 136,364 ordinary shares issuable upon exercise of previously issued warrants and (iii) 1,250,000 ordinary shares issuable upon exercise of warrants issued in connection with our First May 2020 Private Placement.

(27)	Represents 1,250,000 ordinary shares issuable upon exercise of warrants issued in connection with our First May 2020 Private Placement.

(28)	Represents (i) 27,363 ordinary shares and (ii) 136,364 ordinary shares issuable upon exercise of previously issued warrants.

(29)
Referenced person is affiliated with H.C. Wainwright, a registered broker dealer. H.C. Wainwright is a registered broker-dealer and acted as the placement agent in the April 2020 Private Placement, the First May 2020 Private Placement, and the Second May 2020 Private Placement. The address of H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

(30)
Represents (i) 137,331 ordinary shares issuable upon exercise of previously issued placement agent warrants, (ii) 299,250 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 financing, (iii) 336,656 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iv) 224,438 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(31)
Represents (i) 299,250 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (ii) 336,656 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iii) 224,438 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our Second May 2020 Private Placement.

(32)	Represents 137,331 ordinary shares issuable upon exercise of previously issued placement agent warrants.

(33)
Represents (i) 68,840 ordinary shares issuable upon exercise of previously issued placement agent warrants, (ii) 147,000 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (iii) 165,375 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iv) 110,250 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(34)
Represents (i) 147,000 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (ii) 165,375 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iii) 110,250 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(35)	Represents 68,840 ordinary shares issuable upon exercise of previously issued placement agent warrants.

(36)
Represents (i) 15,750 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (ii) 17,719 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iii) 11,812 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(37)
Represents (i) 2,129 ordinary shares issuable upon exercise of previously issued placement agent warrants, (ii) 4,667 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (iii) 5,250 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iv) 3,500 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(38)
Represents (i) 4,667 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our April 2020 Private Placement, (ii) 5,250 ordinary shares issuable upon exercise of placement agent warrants issued in connection with our First May 2020 Private Placement, and (iii) 3,500 ordinary shares issuable upon exercise of placement agent warrants issued in our Second May 2020 Private Placement.

(39)	Represents 2,129 ordinary shares issuable upon exercise of previously issued placement agent warrants.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our amended articles of association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our amended articles of association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

As of May 20, 2020, our authorized share capital consists of 90,000,000 ordinary shares, par value NIS 2.40 per share, of which 30,171,012 are outstanding.

Memorandum and Articles of Association

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-425981-1. Our purpose as set forth in our amended articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel, according to applicable Israeli law’s requirements.

Our Board of Directors may, to the extent it deems necessary in its discretion, close the register of shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by us during any such period during which the register of shareholders is so closed.  We shall notify shareholders with respect to such suspension of registration in such manner as shall be determined by our Board of Directors.

Election of Directors

Under our amended articles of association, our board of directors must consist of not less than four but no more than eleven directors, including (if any) external directors (within the meaning of the Israeli Companies Law).  Pursuant to our amended articles of association, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders (subject to the special approval requirements under the Israeli Companies Law for the election of external directors, if any). Our ordinary shares do not have cumulative voting rights for the election of directors.

Each director (other than external directors, if any) will hold office until the next annual general meeting following the annual general meeting at which they were elected and until his or her successor is elected and qualified, or until the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association, including his or her earlier resignation, death or removal by a vote of the majority of the voting power of our shareholders at a general meeting of until his or her office expires by operation of law. In addition, our amended articles of association allow our board of directors to appoint directors (other than external directors) to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Israeli Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we must seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the serving members of our board of directors; or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be approved by our shareholders at a general meeting:

•	amendments to our articles of association;
•	appointment, terms of service and termination of service of our auditors;
•	appointment of external directors;
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	mergers; and
•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

Subject to the provisions of the Israeli Companies Law and regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting rights

Quorum Requirements

Pursuant to our amended articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for general meetings of our shareholders is at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (or if a higher percentage is required by law, such higher percentage), within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum is adjourned either to the same day in the following week at the same time and place or to such day, time and place as specified in the notice of the meeting or to such day, time and place as the chairman of the general meeting shall determine. At the reconvened meeting, at least two shareholders present in person or by proxy shall constitute a lawful quorum, unless the meeting of shareholders was convened at the demand of shareholders, in which case, the quorum shall be the presence of one or more shareholders holding at least 5% of our issued share capital and at least one percent of the voting power of our shares, or one or more shareholders with at least 5% of the voting power of our shares.

Vote Requirements

Our amended articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended articles of association. Under the Israeli Companies Law, certain actions require a special majority, including: (i) approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest and the terms of employment or other engagement of the controlling shareholder or a relative of the controlling shareholder (even if not extraordinary), requiring the approval described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions”; (ii) approval of a compensation policy, requiring the approval described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees— Board Practices— Compensation Committee and Compensation Policy”; and (iii) approval of executive officer compensation inconsistent with our office holder compensation policy or the compensation of our chief executive officer (subject to limited exceptions), requiring the approval described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees— Board Practices— Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions.”

In addition, under the Israeli Companies Law the appointment of external directors requires the approval of a majority vote of the shares present and voting on the matter, provided that either: (i) such majority includes a majority of the shares held by all shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions; or (ii) the total number of shares held by shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the election of the external director (other than a personal interest not derived from a relationship with a controlling shareholder) voted against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

Furthermore, under the Israeli Companies Law the authorization of the chairman of the board to assume the role or responsibilities of the chief executive officer, or the authorization of the chief executive officer or his or her relative thereof to assume the role or responsibilities of the chairman of the board, for periods of no longer than three years each, is subject to receipt of the approval of a majority of the shares voting on the matter, provided that either (i) included in such majority are at least two-thirds of the shares of shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the resolution that are voted at the meeting on the matter (excluding any abstentions); or (ii) the total number of shares of shareholders specified in clause (i) who voted against the resolution does not 2% of the voting rights in the company.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of the general meetings of our shareholders; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document in the company’s possession related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our amended articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be modified or cancelled by adoption of a resolution by the holders of a majority of all shares as one class, without any required separate resolution of any class of shares, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles of association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company, and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital, is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a Israeli public company, and who would as a result hold over 90% of the target company’s voting rights or issued and outstanding share capital of a certain class of shares of the company, is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company, or of the applicable class, or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, if there is no other shareholder that holds 25% or more of the voting rights in the company, subject to exceptions. Similarly, the Israeli Companies Law provides that an acquisition of shares in an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions. No tender offer is required if the acquisition of shares: (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a holder of 25% or more of the voting rights in the company following which the purchaser will hold 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company following which the purchaser will hold more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company (but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders). A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror; and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it, at the time of the offer, and any person or entity under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company may not approve the merger if it determines that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company or a person or entity holding 25% or more of any of the means of control of the other merging entity, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voting on the matter at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, or by any other person or entity who holds 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees—Board Practices— Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allow us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our amended articles of association as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Description of the Warrants

April 2020 Warrants

The following is a brief summary of the investor warrants and placement agent warrants issued in connection with our April 2020 Private Placement and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated April 22, 2020 and the placement agent warrants, in the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the investor warrants and placement agent warrants.

Exercisability. Holders may exercise warrants at any time after April 22, 2020 until close of business on October 22, 2025, except that the placement agent warrants are exercisable until close of business on April 20, 2025. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

Exercise Price. The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $0.80 per share, and the exercise price of ordinary shares purchasable upon exercise of the placement agent warrants is $0.75. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under FINRA Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares issuable upon exercise of the warrants, subject to limited exceptions.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, any tender offer or exchange offer or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the warrants as of the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not within the our control (including not approved by our board of directors), we will only be required to pay the same type of consideration, at the Black-Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our shares in connection with the Fundamental Transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

First May 2020 Warrants

The following is a brief summary of the investor warrants and placement agent warrants issued in connection with our First May 2020 financing and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated May 4, 2020 and the placement agent warrants, in the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the investor warrants and placement agent warrants.

Exercisability. Holders may exercise warrants at any time after May 4, 2020 until close of business on November 4, 2025, except that the placement agent warrants are exercisable until close of business on April 30, 2025. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

Exercise Price. The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $0.80 per share, and the exercise price of ordinary shares purchasable upon exercise of the placement agent warrants is $0.75. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under FINRA Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares issuable upon exercise of the warrants, subject to limited exceptions.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, any tender offer or exchange offer or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the warrants as of the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not within the our control (including not approved by our board of directors), we will only be required to pay the same type of consideration, at the Black-Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our shares in connection with the Fundamental Transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Second May 2020 Warrants

The following is a brief summary of the investor warrants and placement agent warrants issued in connection with our Second May 2020 financing and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated May 12, 2020 and the placement agent warrants, in the form filed as an exhibit to the registration statement, of which this prospectus forms a part. Unless otherwise stated, references to warrants in this section include the investor warrants and placement agent warrants.

Exercisability. Holders may exercise warrants at any time after May 13, 2020 until close of business on November 13, 2025, except that the placement agent warrants are exercisable until close of business on May  8, 2025. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise. If at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

Exercise Price.  The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $0.80 per share, and the exercise price of ordinary shares purchasable upon exercise of the placement agent warrants is $0.75. The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under FINRA Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares issuable upon exercise of the warrants, subject to limited exceptions.

Purchase Rights, Fundamental Transactions and Change of Control. If we sell or grant any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights. If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, any tender offer or exchange offer or another transaction in which our ordinary shares are converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of ordinary shares then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes value of the unexercised portion of the warrants as of the date of the consummation of the fundamental transaction; provided, however, in the event of a fundamental transaction which is not within the our control (including not approved by our board of directors), we will only be required to pay the same type of consideration, at the Black-Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our shares in connection with the Fundamental Transaction..

Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the warrants and placement agent warrants issued in our April 2020 Private Placement, our First May  2020 Private Placement and our Second May  2020 Private Placement to permit the resale of these ordinary shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the warrants and placement agent warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Fischer Behar Chen Well Orion & Co., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Check-Cap Ltd. and its subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 incorporated by reference in this prospectus have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://www.check-cap.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on March 6, 2020;

(2)
Our Form 6-K filed with the SEC on March 6, 2020, April 6, 2020, April 20, 2020, April 22, 2020, April 30, 2020, May 4, 2020 and May 12, 2020 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

(3)
The description of our ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act, as originally filed with the SEC on December 23, 2014 (Registration No. 333- 201250) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A12B, filed with the SEC February 11, 2015.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to Mira Rosenzweig, Chief Financial Officer; at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel; Our telephone number is +972-4-8303400.

You also may access the incorporated reports and other documents referenced above on our website at www. check-cap.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. All of our current executive officers, the Israeli experts and the majority of our directors reside outside the United States, and substantially all of our assets and a substantial portion of the assets of these persons are located outside the United States. Therefore, service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets, and a substantial portion of those of our officers and directors who reside outside the United States and the Israeli experts named herein, are located outside the United States, any judgment obtained in the United States against us or any of these persons may not be collectible within the United States.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Fischer Behar Chen Well Orion & Co., that there is doubt as to the enforceability of civil liabilities under U.S. securities laws pursuant to original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment may no longer be appealed;

●
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

 •          a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

 •          reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

 •          reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

 •          expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

 •          a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

 •          a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

 •          a financial liability imposed on the office holder in favor of a third party; and

 •          expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

 •          a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

 •          a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

 •          an act or omission committed with intent to derive illegal personal benefit; or

 •          a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since May 1, 2017, up to the date of this registration statement) which were not registered under the Securities Act:

On June 2, 2017, we consummated a registered direct offering of 112,460 ordinary shares at a price of $24.00 per share and a simultaneous private placement of one-year warrants to purchase an aggregate of up to 112,460 ordinary shares. The warrants have an exercise price of $25.50 per share and are immediately exercisable. We received gross proceeds from the June 2017 registered direct offering of approximately $2.69 million. On June 2, 2018, all of the warrants expired without being exercised.

On November 22, 2017, we consummated a registered direct offering of 189,387 ordinary shares at a price of $13.20 per share and a simultaneous private placement of five-year warrants to purchase an aggregate of up to 142,042 ordinary shares. The warrants have an exercise price of $15.00 per share and are immediately exercisable. We received approximately $2.5 million gross proceeds from the November 2017 registered direct offering. During the year ended December 31, 2018, 56,812 warrants were cashless exercised into 13,574 ordinary shares.

On February 6, 2019, we consummated a registered direct offering of 1,881,500 units at a purchase price of $2.58 per unit and 1,024,876 pre-funded units, at a purchase price of $2.57 per pre-funded unit. Each unit consisted of one ordinary share and one Series D Warrant to purchase 0.5 ordinary share. Each pre-funded unit consisted of one pre-funded warrant to purchase one ordinary share and one Series D Warrant to purchase 0.5 ordinary share. The exercise price of each pre-funded warrant included in the pre-funded unit was $0.01 per share. The Series D warrants have an exercise price of $2.58 per ordinary share, are immediately exercisable and will expire five years from the date of issuance. We received gross proceeds of approximately of $7.5 million from the offering.

On February 4, 2020, we consummated a private placement of 2,720,178 ordinary shares at a purchase price of $1.75 per share.  We received gross proceeds of approximately $4.76 million from the private placement.

On April 22, 2020, we consummated a registered direct offering of 6,666,669 ordinary shares at a price of $0.60 per share and a simultaneous private placement of five and a half-year warrants to purchase an aggregate of up to 6,666,669 ordinary shares. The warrants have an exercise price of $0.80 per share and are immediately exercisable. We received gross proceeds from the April 22, 2020 registered direct offering of approximately $4.0 million.

On May 4, 2020, we consummated a registered direct offering of 7,500,001 ordinary shares at a price of $0.60 per share and a simultaneous private placement of five and a half-year warrants to purchase an aggregate of up to 7,500,001 ordinary shares. The warrants have an exercise price of $0.80 per share and are immediately exercisable. We received gross proceeds from the May 4, 2020 registered direct offering of approximately $4.5 million.

On May 13, 2020, we consummated a registered direct offering of 5,000,000 ordinary shares at a price of $0.60 per share and a simultaneous private placement of five and a half-year warrants to purchase an aggregate of up to 5,000,000 ordinary shares. The warrants have an exercise price of $0.80 per share and are immediately exercisable. We received gross proceeds from the May 13, 2020 registered direct offering of $3.0 million.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Association of Check-Cap Ltd. (1)
4.1	Form of Registrant’s Ordinary Share Certificate (2)
4.2	Form of Long Term Incentive Warrant Certificate (2)
4.3	Form of Warrant Agreement dated as of February 24, 2015 between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent (2)
4.4	Amendment No.1 dated as of June 24, 2015, to Warrant Agreement dated as of February 24, 2015 between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent (3)
4.5	Form of 2014 Underwriter Warrants (2)
4.6	Form of June 2017 Warrants (4)
4.7	Form of June 2017 Placement Agent Warrants (4)
4.8	Form of November 2017 Warrants (5)
4.9	Form of November 2017 Placement Agent Warrants (5)
4.10	Form of Ordinary Shares Warrant Certificate issued pursuant to a certain Credit Line Agreement dated as of August 20, 2014 (2)
4.11	Form of Series C Warrant (6)
4.12	Form of Warrant Agent Agreement between Check-Cap Ltd. and American Stock Transfer & Trust Company LLC, as Warrant Agent (6)
4.13	Form of February 2019 Series D Warrant (7)
5.1	Opinion of Fischer Behar Chen Well Orion & Co., Israeli counsel to the Registrant*
10.1	Form of the February 2019 Placement Agent Warrant (8)
10.2	Form of Warrant issued by Check-Cap Ltd. on April 22, 2020 (9)
10.3	Form of Warrant issued by Check-Cap Ltd. on May 4, 2020 (10)
10.4	Form of Warrant issued by Check-Cap Ltd. on May 13, 2020 (11)
10.5	Form of Placement Agent Warrant issued by Check-Cap Ltd. on April 22, 2020*
10.6	Form of Placement Agent Warrant issued by Check-Cap Ltd. on May 4, 2020*
10.7	Form of Placement Agent Warrant issued by Check-Cap Ltd. on May 13, 2020*
10.8	Forms of Ordinary Shares Warrant Certificate issued to the Pontifax entities (2)
10.9	Placement Agent Agreement dated August 5, 2016 by and between Check-Cap Ltd. and Chardan Capital Markets LLC (12)
10.10	Securities Purchase Agreement dated as of May 30, 2017 by and among Check-Cap Ltd. and the Purchasers named therein (13)
10.11	Securities Purchase Agreement dated as of November 20, 2017 by and among Check-Cap Ltd. and the Purchasers named therein (14)
10.12	Underwriting Agreement, dated as of May 4, 2018, by and between Check-Cap Ltd. and H.C. Wainwright & Co., LLC (15)
10.13	Form of Securities Purchase Agreement dated as of February 4, 2019 by and between Check-Cap Ltd. and the Purchasers named therein (16)
10.14	Form of Securities Purchase Agreement dated as of December 19, 2019 by and between Check-Cap Ltd. and the Purchasers named therein (17)
10.15	Form of Securities Purchase Agreement dated as of April 20, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto (2)
10.16	Form of Securities Purchase Agreement dated as of April 30, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto (3)
10.17	Form of Securities Purchase Agreement dated as of May 8, 2020 by and between Check-Cap Ltd. and the Purchasers signatory thereto (4)
23.1	Consent of Brightman Almagor Zohar & Co.*
23.2	Consent of Fischer Behar Chen Well Orion & Co. (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page)

*	Filed herewith.

(1)	Incorporated herein by reference to the Annual Report on Form 20-F filed with the SEC on March 6, 2020.

(2)	Incorporated by reference to the Registration Statement on Form F-1 of the Registrant (File No. 333-201250).

(3)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on June 24, 2015.

(4)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on June 2, 2017.

(5)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on November 22, 2017.

(6)	Incorporated by reference to the Registration Statement on Form F-1/A by the Registrant with the Securities and Exchange Commission on April 25, 2018.

(7)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on February 6, 2019.

(8)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on February 6, 2019.

(9)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on April 22, 2020.

(10)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on May 4, 2020.

(11)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on May 12, 2020.

(12)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on August 12, 2016.

(13)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on June 2, 2017.

(14)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on November 22, 2017.

(15)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on May 4, 2018.

(16)	Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on February 6, 2019.

(17)	Incorporated by reference to the Annual Report on Form 20-F filed by the Registrant with the Securities and Exchange Commission on March 6, 2020.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Isfiya, State of Israel on this 20th day of May 2020.

CHECK-CAP LTD.

By:	/s/ Alex Ovadia
Name:	Alex Ovadia
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of Check-Cap Ltd. whose signature appears below hereby appoints Alex Ovadia and Mira Rosenzweig, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Alex Ovadia	Chief Executive Officer and Director	May 20, 2020
Alex Ovadia	(principal executive officer)

/s/ Mira Rosenzweig	Chief Operating and Financial Officer	May 20, 2020
Mira Rosenzweig	(principal financial officer and principal accounting officer)

/s/ Steven Hanley	Chairman of the Board	May 20, 2020
Steven Hanley

/s/ Clara Ezed	Director	May 20, 2020
Clara Ezed

/s/ Mary Jo Gorman	Director	May 20, 2020
Mary Jo Gorman

/s/ XiangQian (XQ) Lin	Director	May 20, 2020
XiangQian (XQ) Lin

/s/ Yuval Yanai	Director	May 20, 2020
Yuval Yanai

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement on May 20, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative